Exhibit 4.60

[Translation of Chinese Original]

AGREEMENT

ENTERED INTO BETWEEN

CHINA UNITED NETWORK COMMUNICATIONS LIMITED

AND

CHINA UNITED NETWORK COMMUNICATIONS CORPORATION LIMITED

REGARDING

THE TRANSFER OF THE EQUITY INTEREST IN

UNICOM NEW HORIZON TELECOMMUNICATIONS COMPANY LIMITED

21 November 2012

This Agreement is signed and executed on 21 November 2012 by the duly authorized representatives from both Parties in Beijing, People’s Republic of China (China):

Transferor: CHINA UNITED NETWORK COMMUNICATIONS LIMITED (Unicom A Share Company)

Address: 25/F, No. 1033 Changning Road, Shanghai

Legal Representative: Chang Xiaobing

Business License Registration No.: 310000000082463

Transferee: CHINA UNITED NETWORK COMMUNICATIONS CORPORATION LIMITED (CUCL)

Address: No. 21, Financial Street, Xicheng District, Beijing

Legal Representative: Chang Xiaobing

Business License Registration No.: 100000400008460

WHEREAS,

(1)	China United Network Communications Group Company Limited (Unicom Group) is a limited liability company established and existing in accordance with PRC laws, principally engaged in integrated telecommunications businesses. Currently, it holds 100% equity interest in Unicom New Horizon. It is the controlling shareholder of Unicom A Share Company, and the ultimate parent company of Unicom Red-chip Company.

(2)	Unicom A Share Company is a company limited by shares, incorporated and existing under the laws of the PRC. Its shares were listed in Shanghai Stock Exchange on 9 October 2002, with Unicom Group being the controlling shareholder.

(3)	Unicom A Share Company indirectly controls the shares of China United Network Communications (Hong Kong) Limited (Unicom Red-chip Company) through China Unicom (BVI) Limited (Unicom BVI Company). Unicom Red-chip Company is a limited company registered in Hong Kong, whose shares were listed in both Hong Kong and the US.

(4)	CUCL is a foreign-invested company incorporated and existing under the laws of PRC and its 100% equity interest is held by Unicom Red-chip Company.

(5)	Unicom New Horizon Telecommunications Company Limited (“Unicom New Horizon” or “Target Company”) was incorporated under the laws of PRC, a wholly-owned subsidiary of Unicom Group.

(6)	CUCL, Unicom Group, China Network Communications Group Company and Unicom New Horizon entered into the 2008 Network Lease Agreement on 16 December 2008, pursuant to which Unicom New Horizon agreed to lease the fixed-line assets in 21 Provinces and Cities (Prefectures) in Southern China to CUCL on an exclusive basis for an initial term of two years effective from 1 January 2009 to 31 December 2010. The 2008 Network Lease Agreement was renewable at the option of CUCL with at least two months’ prior written notice on the same terms and conditions, except for the future lease fee. CUCL and Unicom New Horizon entered into the 2010 Network Lease Agreement on 29 October 2010 to renew the 2008 Network Lease Agreement for a further term of two years expiring on 31 December 2012.

(7)	Pursuant to the Agreement regarding the Transfer of Equity in Unicom New Horizon Telecommunications Company Limited entered into between Unicom Group and Unicom A Share Company on 21 November 2012, Unicom Group transfers 100% equity interest in Unicom New Horizon to Unicom A Share Company.

(8)	As at the date when this Agreement is reached, the registered capital of Unicom New Horizon is RMB 40, 233,739,557.4, which has been subscribed.

(9)	Based on the terms and conditions of this Agreement, Unicom A Share Company agrees to sell the 100% equity interest in Unicom New Horizon, and CUCL agrees to acquire the equity (“Target Equity”).

For the purpose of the abovementioned equity transfer, on the basis of equality and mutual benefit, both Parties have reached the following Agreement through friendly consultations:

Article I Definitions

1.1	In this Agreement (including WHEREAS and Annex to this Agreement), save as the context otherwise requires, the defined terms have the following meanings:

Unicom Group	China United Network Communications Group Company Limited
Unicom A Share Company (Transferor)	China United Network Communications Limited
CUCL (Transferee)	China United Network Communications Corporation Limited
Unicom Red-chip Company	China United Network Communications (Hong Kong) Limited
Unicom New Horizon (Target Company)	Unicom New Horizon Telecommunications Company Limited
Both Parties or the Party	Transferor, transferee, or either party based on the context
21 Provinces and Cities (Prefectures) in Southern China	Shanghai Municipality, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province, Hubei Province, Hunan Province, Guangdong Province, Guangxi Zhuang Autonomous Region, Hainan Province, Chongqing Municipality, Sichuan Province, Guizhou Province, Yunnan Province, Tibet Autonomous Region, Shaanxi Province, Gansu Province, Qinghai Province, Ningxia Hui Autonomous Region and Xinjiang Uygur Autonomous Region

Fixed-line Assets	Fixed communications network assets, i.e. the communications equipment and facilities related to the operation and management of fixed communications network
Target Equity Interest	All of the target equity set out in Section 2.1 of this Agreement
Valuation Benchmark Date	30 September 2012
Asset Appraisal Report	“Asset Appraisal Report on China United Network Communications Group Company Limited’s Proposed Transfer of its 100% Equity Interest in Unicom New Horizon Telecommunications Company Limited” (No. 1263, Zhongqihuapingbaozi [2012]) issued by China Enterprise Appraisals for the purpose of this transaction, Appraisal Benchmark Date being the base date
Audit Report	“Financial Statement and Audit Report of Unicom New Horizon Telecommunications Company Limited for the Year 2011 and the Nine Months Ended 30 September 2012” issued by PricewaterhouseCoopers Zhong Tian CPAs Limited Company (PricewaterhouseCoopers Zhong Tian Teshenzi (2012) No. 1205)
China Accounting Standards	China Accounting Standards for Business Enterprises (2006) and its relevant regulations
Business Days	Any day which is not a statutory holiday in the PRC
This Transaction	The transaction arranged in this Agreement, i.e. the transferor shall transfer the target equity to the transferee

Burden/Restriction	Any statutory or contractual mortgage, pledge, lien, right of claim, option, right of first refusal and other property restrictions
SASAC	State-owned Assets Supervision and Administration Commission of the State Council
PRC or China	the People’s Republic of China, but for the purpose of this Agreement only, references in this Agreement to “China” and the “PRC” do not include Hong Kong, Macau and Taiwan
RMB	Renminbi, the lawful currency of the PRC

1.2	Except as otherwise expressly provided, the reference to one article or section in this Agreement shall be one article or section of this Agreement.

1.3	The terms and annex mentioned in this Agreement refer to the terms and annex of this Agreement and the annex shall be deemed as an integral part of this Agreement.

1.4	A Party to this Agreement or any other agreement or document referred to in this Agreement shall include the successor or permitted assigns of the Party.

1.5	Any laws or any provisions of laws referred in this Agreement shall include their revision and re-enactment, as well as any legal provisions superseding them or all regulations and legal documents issued according to them.

1.6	The titles of the provisions and annex of this Agreement are designed solely for facilitating the reading, which shall not have effects in the interpretation of this Agreement.

Article II Transfer of Equity Interest

2.1	Pursuant to the terms and conditions agreed in this Agreement, the Transferor agrees to transfer 100% equity interest in Target Company held by it to transferee, and the transferee agrees to accept the equity interest thereof.

2.2	As at the date of signature of this Agreement, the basic situation of the Target Company’s assets should be set out in the Asset Appraisal Report, which should include its current fixed-line assets in 21 provinces and cities (prefectures) in Southern China and the claims and debts related to its business operations. The specific scope of the above businesses and assets can be found in “Asset Appraisal Report on China United Network Communications Group Company Limited’s Proposed Transfer of its 100% Equity Interest in Unicom New Horizon Telecommunications Company Limited” (No. 1263, Zhongqihuapingbaozi [2012]) issued by China Enterprise Appraisals for the purpose of this transaction.

2.3	Both Parties agree that the Transferee should, in accordance with the Section 2.4 of this Agreement, pay the consideration for equity transfer (as defined in Section 3.1 of this Agreement) to the account specified by the Transferor or Unicom Group (as defined in Section 2.5 of this Agreement).

2.4	The Transferee shall pay the consideration for equity transfer within 15 business days after the prerequisites for settlement set out in Article V hereof are satisfied.

2.5	The consideration for equity transfer shall be paid by the Transferee in accordance with Section 2.3 to the bank account opened in China that is specified by the Transferor or Unicom Group (“Specified Account”, the aforementioned payment to the specified account is referred to as “payment”). The Transferee shall be deemed to have fulfilled its obligations of paying the consideration for equity transfer under this term if it has made payment to the specified account within the period specified in Section 2.4.

2.6	Both Parties undertake and guarantee that, unless otherwise agreed in this Agreement, they will at their own expense take all necessary and appropriate actions and sign all necessary and appropriate documents (or urge any other parties to take all necessary and appropriate actions and sign all necessary and appropriate documents) to facilitate the completion of this transaction.

2.7	The Transferor is obliged to go through government examination and approval, industrial and commercial registration of changes, as well as other necessary legal procedures that are related to this transaction. And the Transferee is obliged to assist the transferor in handling such business and legal procedures.

Article III Consideration

3.1	Based on the terms and conditions of this Agreement, both Parties agree that for this transaction, the total consideration for the target equity interest to be paid by the Transferee is RMB 12,165,750,000 (“Consideration for Equity Transfer”).

3.2	The Transferee shall pay the aforementioned transaction consideration to the Transferor in cash.

Article IV Settlement

4.1	Based on the terms and conditions of this Agreement, the Transferor and the Transferee shall cooperate with each other to facilitate the satisfaction of the prerequisites for settlement and complete the settlement of target equity, which shall not be later than 31 December 2012.

4.2	For the settlement issues not completed by 31 December 2012, both Parties agree to make the greatest efforts to complete them as soon as possible. Both Parties agree to take all kinds of measures (including but not limited to signing or making others sign any documents, applying for and obtaining any approval, consents and permits, as well as registration, recording and filing of procedure files) to ensure the full implementation of the settlement. Both Parties shall properly handle the relevant matters that are not mentioned in this Agreement through friendly consultation.

4.3	Transferor agrees that, after the prerequisites for the settlement are satisfied, including but not limited to: the general meeting of Unicom A Share Company approves its acquisition of 100% equity interest of Unicom New Horizon that is held by Unicom Group; and the general meeting of Unicom Red-chip Company approves CUCL’s acquisition of 100% equity interest of Unicom New Horizon, Unicom Group may sign settlement-related documents directly with CUCL, so as to handle relevant procedures such as industrial and commercial registration of changes.

4.4	With regard to the losses and profits during the period thereof, both Parties agree to the following:

4.4.1	During the period from the Appraisal Benchmark Date to 31 December 2012 (inclusive), the added value and increment of the Target Company’s assets as well as the operating losses and profits belong to Unicom Group;

4.4.2	From 1 January 2013 and thereafter, the added value and increment of the Target Company’s assets will be solely owned and borne by the Transferee. The Parties to this Agreement further confirm that the provisions of this Section will not lead to any changes to the consideration for equity transfer in this Agreement.

Article V Prerequisites for the Settlement

5.1	The settlement of Target Equity shall be subject to the satisfaction or waiver of the following conditions:

5.1.1	All filings, approvals, authorizations and consents from the following government departments have been obtained:

(1)	The filing/approval procedures of SASAC applicable to this transfer of the Target Equity;

(2)	Other applicable approvals, consents, filings and registration (if any) from Chinese government departments as well as relevant governmental and regulatory bodies from other related jurisdictions.

5.1.2	The implementation of this Agreement has been approved by CUCL in accordance with applicable laws and regulations.

5.1.3	The approvals from the Board of Directors and general meetings of Unicom A Share Company and Unicom Red-chip Company have been obtained for the followings:

(1)	Unicom A Share Company will hold a broad meeting to vote on its acquisition of 100% equity interest in Unicom New Horizon in accordance with applicable laws, regulations and listing rules;

(2)	Unicom A Share Company will hold a broad meeting to approve its acquisition of 100% equity interest in Unicom New Horizon in accordance with applicable laws, regulations and listing rules;

(3)	Unicom Red-chip Company will hold a broad meeting to vote on the implementation of this Agreement in accordance with applicable laws, regulations and listing rules;

(4)	Unicom Red-chip Company will hold a general meeting to approve the implementation of this Agreement in accordance with applicable laws, regulations and listing rules.

5.1.4	Business, financial and legal due diligence on the Target Company have been completed to the satisfaction of the Transferor. That the Transferor agrees to enter into this Agreement shall be deemed as its satisfaction with the above due diligence results.

5.1.5	An unqualified auditors’ report on the financial statements of Unicom New Horizon for the year ended 31 December 2011 and the nine months ended 30 September 2012 issued by the Auditors has been received by the Transferee.

5.1.6	There has been no material adverse change to the financial position, business operations or prospects of the Target Equity from the date following the Appraisal Benchmark Date to the date of completion of the settlement for the Target Equity.

Article VI Representations and Warranties

6.1	Except as otherwise disclosed in the Audit Report, the Parties to this Agreement make the following statements, representations and warranties to each other:

6.1.1	It is a company validly incorporated and subsisting under the laws of the PRC;

6.1.2	It has the legal right and full power and authority to sign this Agreement and fulfill its obligations under this Agreement — such obligations constitute binding responsibilities with legal effects under this Agreement;

6.1.3	Performing the terms of this Agreement will not result in:

(1)	Violation of the provisions of its formation documents or other relevant documents, or breach of any applicable laws, rules or regulations; or

(2)	Breach of any major contracts, agreements, licenses or other instruments, or orders, judgments and decrees issued by courts, government departments and regulatory authorities.

6.1.4	During the process of this transaction, especially in terms of satisfying the prerequisites or handling settlement procedures for the target equity, both Parties shall work closely together in full consultation, and render active support to each other;

6.1.5	All the necessary documents and approval procedures and all necessary actions have been or will be signed and handled in accordance with relevant laws, regulations and rules to ensure the legitimacy and effectiveness of this transaction;

6.1.6	In accordance with the provisions of relevant laws and this Agreement, it will independently handle or assist the other party in handling any matter related to this transaction, including but not limited to providing information about the Transferor, developing and executing relevant documents, applying for relevant approvals, handling registration procedures, etc.

6.2	In addition to the statements, representations and warranties set out in Section 6.1 hereof, the Transferor makes further representations and warranties to the Transferee:

6.2.1	It has and will have all the necessary governmental approvals, permits or authorization for the Target Company’s business operations before the settlement for target equity interest is completed;

6.2.2	The commitments and warranties as stated in the Annex I to this Agreement are true, complete and accurate, and there is no false, omission or misleading statement; it will strictly fulfill such commitments and warranties during their validity period;

6.2.3	Each of the representations and warranties set out in this Agreement and its Annex I shall be construed as a separate and independent representation and warranty, and (unless the contrary is expressly provided) not subject to restriction or constraints from any terms of other representations or warranties or the reference to any other terms of this Agreement or deduction made from such terms.

6.2.4	The Transferee and the Target Company shall be exempted from the responsibility of taxes and liabilities that are not reflected in the audit report, and the Transferor agrees to assume full responsibility thereof.

6.2.5	When there are material liabilities and commitments on the part of the Transferor that may have impact on the target equity interest, or to the best of its knowledge that there are potential liabilities that may have impact on the target equity interest, the Transferor is obliged to promptly notify the Transferee.

Article VII Taxes

7.1	On the basis of Section 7.2 hereof, unless otherwise provided by this Agreement (or any other transaction documents), each Party shall be responsible for its own costs, fees and other expenses arising from or in connection with this transaction in accordance with laws.

7.2	Either Party or their affiliates shall bear all taxes and fees arising from or in connection with this Agreement or any other transaction documents charged by governmental departments, regulatory bodies and stock exchanges in accordance with laws, regulations and provisions or decisions of the state.

7.3	Regarding this transaction, unless otherwise provided by laws and regulations and/or agreed by the two Parties, all fees arising from the delivery of target equity interest from the Transferor to the Transferee and the Transferee’s receipt of the target equity interest from the Transferor shall be arranged properly and settled through consultation by the two Parties.

Article VIII Announcement

8.1	Neither Party (nor any of their own affiliates) shall make any announcements or issue any circulars regarding the existence or subject matter of this Agreement (or any other transaction documents) without the prior written approval of the other Party (and neither Party shall unreasonably refuse or delay granting such approval).

8.2	Section 8.1 of this Agreement shall not apply where a notice, announcement or circular is given under the request of law, or stock exchanges with jurisdiction, or any regulators or other supervision bodies or authorities (regardless of the legal effect of such request). Under such circumstance where the exemption applies, the Party making the announcement or issuing the circular shall use all its reasonable efforts to negotiate with the other Party regarding the form, contents and release time of such announcement or circular.

Article IX Liabilities for Breach

9.1	Any untrue, inaccurate or incomplete statements and/or warranties made by either Party in this Agreement, any false statement, omission or misleading statement herein, violation of any commitments made under this Agreement or any infringement of provisions hereof shall result in the breach of this Agreement. Unless otherwise provided by this Agreement, the breaching Party shall make adequate and full compensation to the non-breaching Party with regards to the actual losses of the non-breaching Party.

9.2	If the Transferor becomes aware of any conditions occurring after the signing of this Agreement that will cause any parts of the statements, warranties and commitments in close connection with the financial or operating status of the target business to become untrue, inaccurate or misleading, the Transferor shall make the utmost efforts to inform the transferee in writing within a reasonable period.

9.3	Unless otherwise provided in this Agreement, in the event that either Party breaches the Agreement, the non-breaching Party may inform the breaching Party in writing, requesting the breaching Party to remedy the breach within 30 days (“breach grace period”). If the breaching Party fails to cure its breach within the breach grace period, the non-breaching Party is entitled to adequate and full compensation for all damages and losses in connection with or arising from such breach.

9.4	In the event that any claims, legal proceedings or potential claims against the Transferee occur, where the Transferee is entitled to request compensation from the Transferor in accordance with this Agreement, the Transferee shall make the utmost efforts to inform the transferor in writing within a reasonable period.

Article X Termination

10.1	If either Party breaches the Agreement as described in Section 9.1 of this Agreement, the non-beaching Party may terminate this Agreement upon written notice and relevant procedures shall be carried out in accordance with the law.

10.2	With the termination of this Agreement in accordance with Section 10.1 of this Agreement, and without damaging any other rights, compensation or remedy the non-breaching Party is entitled to,

(1)	All rights and obligations of both Parties shall immediately cease upon the termination of this Agreement, but the rights and obligations of the two Parties that have arisen by the time of termination, including the right of claiming compensation for damages caused by breach that leads to such termination (if any) as well as any other breaches made by either Party before termination will not be affected.

(2)	Both Parties shall use their utmost efforts to coordinate with each other in an attempt to cancel transaction and make the non-breaching Party return to the status as this Agreement has never been signed by the two Parties hereof. To this end, the two Parties shall bear their own expenses, sign necessary documents and carry out all procedures required.

Article XI Force Majeure

“Force majeure” refers to all unforeseeable events occurring after this Agreement becomes effective, whose occurrence and outcomes are unavoidable and insurmountable, and making either Party unable to perform all or some of its obligations under this Agreement. If such event occurs, the two Parties may suspend their performance of obligations under this Agreement during the period of delay, and the duration of which could be extended automatically until the end of suspension. The Party suffering from force majeure shall promptly inform the other Party in writing and provide effective documentary evidence of such event and the time of occurrence within fifteen days, and such Party shall take all reasonable measures to mitigate the effects of force majeure as soon as possible. When such event occurs, the two Parties hereof shall negotiate immediately to seek an equitable solution and use the utmost efforts to mitigate the effects of force majeure.

Article XII Confidentiality

12.1	The two Parties agree that, unless (a) permitted by Section 12 of this Agreement; or (b) approved by the other Party in writing, all information, documents and records (hereinafter referred to “confidential information”) of or in connection with either Party, whether obtained before, upon or after the signing of this Agreement, shall be kept strictly credential. Both Parties shall not disclose any such confidential information to anyone or any entities other than directors, staff members, employees, agents or other professional service providers or consultants or affiliated parties (for Transferor, the affiliated parties include directors, staff members, employees and professional service providers hired) who needs to know such information in order to perform their duties.

12.2	Section 12.1 of this Agreement shall not hinder the disclosure made by one Party or its representative as long as such Party can prove that the disclosure is made under and the circumstances stated below:

12.2.1	The disclosure is requested by laws or a stock exchange with jurisdiction, or any supervisory, governmental or anti-monopoly authorities (including any taxation authorities) (on the premise that the disclosing Party informs the other Party of the intention to disclose such information prior to the disclosure and give consideration to the rational advice from the other Party);

12.2.2	The disclosed confidential information is legally obtained by the disclosing Party or its representative (which shall be proved by written records under any circumstances) and such Party has no confidentiality obligation before receiving or obtaining such information;

12.2.3	The confidential information has become publicly available before disclosure through no fault of the disclosing Party (or its representative);

12.2.4	The disclosure is required by any arbitration or legal proceedings arising from this Agreement (or any other transaction documents).

Article XIII Exemption, Rights and Right to Remedy

Unless otherwise expressly provided in this Agreement, one Party’s non-exercising of any its rights, power or remedy actions under this Agreement or any transaction documents, or its failure or delay in doing so shall not be deemed as a waiver of such rights, power or remedy actions, nor shall such Party be hindered from exercising its rights, power or remedy actions in any time thereafter. A single or partial exercise of any such rights, power or remedy actions shall not preclude its further exercise of those rights, power or remedy actions.

Article XIV Severability

The provisions of this Agreement and other transaction documents are severable. If a provision of this Agreement is deemed by laws of any competent jurisdiction to be invalid or unenforceable in any respects, such provision is void and no effect in this respect, and the two Parties hereof shall use their reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable one that achieves the provision’s original effects to the utmost.

Article XV Notices

15.1	All notices under this Agreement shall be written in Chinese and delivered by messenger, fax, registered mail or couriers approved by both Parties. A notice becomes effective upon receipt and is deemed received upon: (a) delivery, if sent by messenger, registered mail or courier; or (b) transmission, if sent by fax. Under any circumstances, if the notice is delivered after working hours, such notice shall be deemed received at the next working day when the working hours begin.

15.2	For the purpose of Section 15.1 of this Agreement, the addresses and fax numbers of the two Parties are as follows:

To: CHINA UNITED NETWORK COMMUNICATIONS LIMITED

Add: 29/F, 1033 Chang Ning Road,

          Changning District,

          Shanghai, 200050

          P. R .China

Attn: Secretory of Board of Directors

Fax: (8621)52732220

To: CHINA UNITED NETWORK COMMUNICATIONS CORPORATION LIMITED

Add: No. 21, Financial Street, Xicheng District

          Beijing, 100033

          P. R .China

Attn: Finance Department

Fax: (8610)66110009

Article XVI Governing Laws and Arbitration

16.1	This Agreement shall be governed by and construed in accordance with the laws of PRC.

16.2	The two Parties hereof shall attempt to resolve any controversy, dispute or claim (“dispute”) arising from the interpretation or performance of this Agreement or in connection with this Agreement through friendly consultations. If a solution cannot be reached through consultations within sixty (60) days from the raise of this matter by one Party to the other, the two Parties shall submit this matter to arbitration.

16.3	The dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. Such arbitration shall be conducted under the CIETAC’s rules in effect at the time of arbitration. The arbitration award shall be made by three arbitrators. Each party shall appoint one arbitrator respectively, with the third arbitrator appointed by the two party-appointed arbitrators. If the two appointed arbitrators cannot agree on the third arbitrator then the CIETAC shall make such appointment.

16.4	The arbitration shall be presided over by CIETAC and shall be conducted in Chinese, unless otherwise agreed by two Parties hereof. The arbitration shall be conducted in Beijing.

16.5	The arbitral award shall be final and binding upon both Parties and shall be enforceable in accordance with its provisions.

16.6	The costs of the arbitration shall be borne by the losing Party. The two Parties agrees that if one Party needs to enforce the arbitration award through any types of legal proceedings, the Party against whom the legal proceeding is conducted shall pay all reasonable expenses, costs and attorney fees.

16.7	During the dispute settlement period, the two Parties shall continue executing this Agreement regarding other aspects.

Article XVII Entry into Force and Amendments

This Agreement shall entry into force and become effective with the signatures and seals of legal representatives or authorized representatives of each Party. After the signing of this Agreement, any amendments to this Agreement (or any other transaction documents) shall be made by written and shall not become effective until signed and sealed by legal representatives or authorized representatives of each Party.

Article XVIII Supplementary Provisions

18.1	Any litigation, arbitration, administrative investigation and other controversy and disputes resulted from events, incidents or any causes happened before settlement (excluding the day of settlement) but carried out on the day of settlement or thereafter shall be handled by the Transferor or Transferee in light of actual situation; however, the Transferor shall be held accountable for such litigation, arbitration, administrative investigation and other controversy and disputes, and relevant provisions of this Agreement shall apply in respect of related rights.

18.2	(Between the two Parties hereof,) in the event of any conflicts between the provisions of this Agreement and provisions of any other agreements, this Agreement shall prevail, unless (a) such other agreement expressly states its precedence over this Agreement regarding relevant aspects; and (b) both Transferor and Transferee are also the signing parties of such other agreement, or both Parties agreed in other forms in writing that such other agreement precedes over this Agreement regarding relevant aspects.

18.3	This Agreement and its annexes constitute the entire legal document of this transaction and supersede all prior agreements, whether written or oral, between the two Parties regarding the subject matters aforementioned, unless otherwise agreed by the two Parties.

18.4	All annexes hereof constitute an integral part of this Agreement and shall have the same legal force as the text of the Agreement itself.

18.5	This Agreement has ten (10) originals and each Party holds two (2), with the remaining originals being used for the purposes of information disclosure and the examination and approval and/or filing of governmental authorities. Each original shall have equal legal effect.

(No Text on the next Page, only for Signatures)

(No Text on this Page, only for Signatures of THE TRANSFER OF THE EQUITY INTEREST IN UNICOM NEW HORIZON TELECOMMUNICATIONS COMPANY LIMITED)

CHINA UNITED NETWORK COMMUNICATIONS LIMITED (Seal)

Signature of Legal Representative or Authorized Representative: Lu Yimin

CHINA UNITED NETWORK COMMUNICATIONS CORPORATION LIMITED (Seal)

Signature of Legal Representative or Authorized Representative: Lu Yimin

Annex I Transferor’s Commitments and Warranties

On the date of the signing of this agreement and the date when the settlement is completed, the Transferor makes the following statement, presentation and warranty to the Transferee except the matters already disclosed in the Agreement or the matters provisioned in the account:

1.	General Assurance

1.1	All materials provided to the Transferee, its representatives, consultants and the Target Company are true, accurate and complete without any false statements, omissions and misleading statements.

1.2	Account

The accounts related with the Target Company completed by the Transferor before settlement (“Account”) has truly and fairly reflected the assets and liabilities, the financial performance and the value of assets and shares, including but not limited to:

(1)	The accounts are prepared and processed in line with related laws, regulations, appropriate accounting policies and accrual basis principle;

(2)	The accounts disclose the assets and liabilities of the Target Company in line with related generally accepted accounting principles;

(3)	The performance demonstrated by the accounts fairly reflects the operation situation of the Target Company;

(4)	The depreciation policy used in the accounts meets the requirements of related laws, regulations and China’s accounting principles;

(5)	There are no misunderstandings in all the major aspects in the financial information provided to the Transferee, its representatives and consultants. The asset value of the Target Company is not seriously over- reported by the above date of the financial materials, the liabilities of the Target Company are not significantly under-reported by the above date of the financial material and the annual/period profits of the Target Company are not seriously over- reported in the above financial materials;

(6)	All the statutory register, account books and other records related with Target Company that shall be kept as required by the applicable laws of related jurisdictions have been properly and consistently recorded according to the abovementioned applicable laws and generally accepted accounting principles, which are the complete and accurate record of all the materials that shall be kept.

1.3	Registered Capital and Equity

(1)	The Target Company is a limited liability company incorporated, existing and registered according to the laws of PRC, which is entitled to exercise all its civil rights and behavioral competence and has passed the annual inspection;

(2)	The registered capital of the Target Company before the transaction has been effectively funded and paid, and has been verified according to applicable Chinese laws and regulations. There is no secret withdrawing of funds or other situations that violate the Corporate Law;

(3)	There is no option, access right, mortgage, pledge, lien, or other forms of guarantees or other rights related to, set on, or to influence target equity or any part of it. And no agreement or commitment of the above items has been provided or set, and no people claim to have any of the above rights;

(4)	There are no unfulfilled agreements or commitments that require allocation, issue, or transfer of the Target Company’s any equity, bonds or other securities, or offer anybody the right to require the allocation, issue, or transfer of the Target Company’s any equity, bonds, or other securities;

(5)	As the shareholder of the Target Company, the Transferor has no other special rights except the stockholder’s rights under China’s Corporate Law.

1.4	Material Contract

In terms of the current effective material contracts (“Contracts”) in which the Target Company is the contracting party and except the disclosed auditing reports:

(1)	The Target Company is not the party of the following existing contracts and arrangements and is not liable for any legal responsibilities caused by the contracts and arrangements (including the occurred or possible legal responsibilities in future);

(i)	Any guarantees, compensation guarantees, guarantee relations or letter of credit;

(ii)	The Target Company shall issue the notice at least three months in advance and pay all the necessary compensation fees to terminate the contracts or arrangements with over 30 million yuan RMB;

(iii)	Any contracts or arrangements that could be terminated due to any changes of the ownership or control of the Target Company, or any contracts or arrangements that would undergo material adverse effect due to such changes.

(2)	Except the warranties or guarantees stipulated by laws, implied, or contained in the standard business terms provided by the Transferor to the Transferee on date of signing or before, the Target Company has not provided any expression on the warranty, guarantee for compensation, assurance, or made expressions on that for the services provided or will be offered according to the established contract, and it will not be liable for the responsibilities or obligations after the service has been provided;

(3)	The Target Company and the Transferor have not detected any material contract in which the Target Company is a party has been violated, invalid, terminated, revoked or cancelled for some reasons, or has been refused to implement, nor such claim has been detected except the situation in which the third party of related contract has not paid the fees;

(4)	Except regulations of laws, the situation already disclosed and the approvals from related government departments, the Target Company does need the agreement of any third party when completing the transactions;

(5)	The transaction documents signed and delivered by the Target Company and in which it is a party do not, the obligations performed by the Target Company under the agreement and other transaction documents in which it is a party, and completion of the transactions planed in the agreement and other transaction documents will not:

(i)	Conflict with, violate, or go against any terms, conditions, or regulations of the articles of the Target Company and other similar documents;

(ii)	Conflict with, violate, or go against any terms or regulations of the laws or orders applicable for the Target Company or its assets and property;

(iii)	Conflict with, violate, or go against any contract or license in which the Target Company is a party or that binds its assets and property; or (a) violate the terms of such documents; (b) due to the requirements of such document, the Target Company shall obtain any consent and approval, file with the authority, or issue notices; (c) according to such documents, any subject enjoys or be given any rights to terminate, cancel, and modify the aforesaid documents, or speed up the repayment; (d) according to such documents, any guarantee has been set on any asset and property of the Target Company, except those situations in which the above prospects do not exert material adverse effects individually or together.

1.5	Liquidation and Bankruptcy

(1)	No order that requires the Target Company to make liquidation has been made; no application that requires the Target Company to make liquidation has been filed; no meeting that discusses the resolution on the liquidation of the Target Company has been convened; no such resolution has been passed;

(2)	No bankruptcy management order on the Target Company has been made; no application for such order has been filed; no bankruptcy administrator related to the Target Company has been appointed; no notice that aims to appoint the bankruptcy administrator related to the Target Company has been issued or submitted; no steps or procedures that aim to appoint the bankruptcy administrator related to the Target Company has been adopted or used;

(3)	No receiver (include the administrative receiver) related to all or any assets of the Target Company has been appointed;

(4)	No suggestions on the establishment of the debt restructuring agreement or similar arrangements between the Target Company and the creditor has been suggested or proposed;

(5)	No effective moratorium right of the Target Company that is based on the purpose to avoid insolvency, liquidation and bankruptcy of the Target Company, and no steps and procedures that aim to obtain such moratorium right has been adopted or used;

(6)	No incident that involves the Target Company or is similar to the above items that will result in the liquidation and bankruptcy of the Target Company has happened.

1.6	Assets

(1)	The main assets used by the Target Company in its course of business or those are essential to continue its business in the current mode of operation have been included in its accounts;

(2)	Target Company is the legally-benefited owner of any asset included in its accounts or acquired by it after the Accounting Reference Date (other than the current assets sold, realized or utilized in its normal course of business); such assets are not subject to any third-party rights;

(3)	Target Company owns all the land use rights, titles of buildings and fixed assets that are reflected as “Assets” in the Balance Sheet, without any mortgage, pledge and lien. The land and buildings that may have significant adverse impact on the company’s production and operation have been appropriately registered under the name of Target Company in the registries of relevant government authorities or the Target Company is entitled to use such assets.

(4)	All the other land, buildings and fixed assets (“Leased Property”) currently used by Target Company are leased according to valid leases; the company has not violated such leases or made any faults under them; with respect to each leased property:

(i)	Target Company has legitimate rights to occupy and use;

(ii)	the rentals and other amounts payable by Target Company have been paid as scheduled, and all the terms of relevant leases have been appropriately complied; the terms of relevant leases will not be terminated prematurely due to the fault of the Target Company or other reasons; to the knowledge of the Target Company, there has no occurrence of other events leading to that the lessor is entitled to recover the leased property;

(iii)	Target Company has not received any notice about its breach of leases; nor any notice, implication or other information on any early termination of such leases;

(iv)	There are no pending disputes or requests for compensation in respect of the leases between Target Company and the lessor.

(5)	In the case of single asset with original book value over RMB 30 million (including receivables), there are no options, rights of access, mortgage, pledge, lien (other than the lien produced in the ordinary course of business in accordance with the law) or other forms of security or other rights with regard to, defined in or affecting all or part of the Target Company’s businesses or assets; no agreement or commitment has been provided or made for any of the foregoing items, and nobody has ever claimed to be entitled to any of these interests;

(6)	All vehicles and office equipment used by the Target Company or related to its businesses have been properly repaired, maintained or operated, and can be used for its businesses, except for those will cause material adverse effects on the company’s regular production and operations.

1.7	Litigation and Investigation

To the best knowledge of the Transferor, there are no ongoing or pending material litigation, arbitration, administrative procedures, government investigation or review involving the Target’s businesses and assets.

1.8	Taxation and Compliance with Other Laws

(1)	The Target Company does not have any taxation or potential obligations other than those disclosed to the Transferor in writing;

(2)	The Transferor has complied with all applicable laws of RPC and regulations, without serious breaches of relevant laws or regulations in all material respects; it has not involved in or been subject to threats of significant civil, criminal or administrative claims, investigations, complaints or litigation resulting from violation of such laws or regulations; nor there have been any situations that may give rise to such claims, investigations, complaints or litigation;

(3)	The corresponding legal responsibilities resulting from the Target Company’s breaches of any laws, administrative regulations and rules, local laws and regulations prior to the completion of settlement shall be borne by the Transferor.